EXHIBIT 10.97
                            BRE/CSL PORTFOLIO L.L.C.


                AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of June 13, 2002 by and among BRE/CSL HOLDINGS L.L.C., a Delaware limited liability corporation ("Blackstone Member"), Capital Senior Living A, Inc., a Delaware corporation and CAPITAL SENIOR LIVING PROPERTIES, INC., a Texas corporation (together with Capital Senior Living A, Inc., "CSL Member") (collectively, the "Members").


                              Preliminary Statement

                Blackstone Member and Capital Senior Living A, Inc. formed BRE/CSL PORTFOLIO L.L.C. (the "Company") pursuant to the provisions of the Act (as defined below).

                  Immediately preceding the entering into of this Agreement (as defined below) Capital Senior Living A, Inc. assigned part of its interest in the Company to Capital Senior Living Properties, Inc.

                  The Members are executing this Amended and Restated Limited Liability Company Agreement (the "Agreement") for the purpose of continuing the Company pursuant to the provisions of the Act (as defined below).

                                    Agreement

                  Accordingly, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   Definitions

                Section 1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this
Agreement:

                "Act" means the Delaware Limited Liability Company Act, 6 Del. C.ss.ss.18-101, et seq., as it may be amended from time to time, and any successor to such statute.

                "Additional Capital Contribution" shall mean all Capital Contributions made by the Members after the Initial Capital Contributions, including any Contributing Member Capital Contributions.

                "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any in such Member's adjusted Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) crediting to such Capital Account any amounts that such Member is obligated to restore pursuant to Regulations sections 1.704-2(g) and 1.704-2(i)(5) or pursuant to any provision of this Agreement and (ii) debiting to such Capital Account the items described in Regulations sections 1.704-1(b)(2)(ii)(d)(4),
        (5), and (6).
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                  "Affiliate" with respect to any person means (i) any other person who controls, is controlled by or is under common control with such person, (ii) any director, officer, partner or employee of such person or any person specified in clause (i) above or (iii) any immediate family member of any person specified in clause (i) or (ii) above. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  "Agreement" means this Amended and Restated Limited Liability Company Agreement, as it may be amended, supplemented, modified or restated from time to time.

                  "Assisted Living Facility" means a residential facility which provides seniors with assistance with activities of daily living.

                   "Blackstone Member" means BRE/CSL Holdings L.L.C. or any Affiliate of the foregoing who replaces such member as a member hereunder, or is admitted as an additional member hereunder.

                "BREA" means Blackstone Real Estate Advisors III, L.P., a Delaware limited partnership.

                "BREH" means Blackstone Real Estate Holdings III L.P, a Delaware limited partnership.

                  "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                  "Call Deemed Liquidation" means, in connection with a CSL Call Notice, a deemed sale by the Company of the Properties and the other Company Assets for the CSL Valuation Amount and the payment of all Company liabilities (and liabilities secured by the Company Assets) on the Call Closing Date and the distribution by the Company of the resulting Capital Proceeds in accordance with this Agreement.

                  "Capital Account" has the meaning set forth in Section 6.3.

                  "Capital Contribution" means the amount of money and/or the agreed upon fair market value of property contributed to the Company by a Member or its predecessor in interest on the date of contribution and shall include (i) the contributions of such Member made pursuant to Sections 5.1 and 5.2, (ii) the contributions of such Member for the legal fees incurred by the Company for the financing of the Properties, but excluding the legal fees relating to the negotiation of the Management Agreements, the Contribution Agreement, and this Agreement and (iii) a Member's payments made to third party creditors of the Company with respect to Company obligations to the extent such Member
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         is required by this Agreement to make such additional Capital
         Contributions, unless and until reimbursed by the Company.

                  "Capital Proceeds" means (A) the cash or other consideration received by the Company (including interest on installment sales when received) as a result of (i) any sale, exchange, abandonment, foreclosure, insurance award, condemnation, easement sale or other similar transaction relating to any property of the Company, (ii) any financing or refinancing relating to any property of the Company, (iii) Capital Contributions to the Company upon admission of new members, in each case less (B) any such cash which is applied to (i) the payment of transaction costs and expenses, (ii) the repayment of debt of the Company which is required under the terms of any indebtedness of the Company or has been authorized by Blackstone Member, (iii) the repair, restoration or other improvement of Company Assets which is required under any contractual obligation of the Company or has been authorized by Blackstone Member, and (iv) the establishment of reserves as approved by Blackstone Member. "Capital Proceeds" shall also mean any of the foregoing which are received by a partnership, limited liability company or other vehicle in which the Company is a partner or investor or in which the Company otherwise has an interest (including the Property Entities), to the extent received by the Company as dividends or distributions.

                  "Carrying Value" means, with respect to any Company Asset, the asset's adjusted basis for federal income tax purposes, except that the Carrying Values of all Company Assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution, other than pursuant to the initial formation of the Company; (b) the date of the distribution of more than a de minimis amount of Company Assets to a Member; or (c) the date an Interest is relinquished to the Company; provided, however, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if such adjustments are deemed necessary or appropriate to reflect the relative economic interests of the Members. The Carrying Value of any Company Asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its fair market value and depreciation shall be calculated by reference to Carrying Value. The Carrying Value of any asset contributed (or deemed contributed under Regulations Section 1.704-1(b)(1)(iv)) by a Member to the Company will be the fair market value of the asset at the date of its contribution thereto.

                  "Certificate" has the meaning set forth in Section 2.1.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.
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                "Company" means BRE/CSL PORTFOLIO L.L.C., a Delaware limited liability company.

                  "Company Minimum Gain" shall have the meaning set forth for "Partnership Minimum Gain" in Regulations section 1.704-2(d)(1) and 1.704-2(b)(2).

                  "Company Assets" means all right, title and interest of the Company in and to all or any portion of the assets of the Company and any property (real or personal) or estate acquired in exchange therefor or in connection therewith.

                "Contributing Member" has the meaning set forth in Section 5.2.

                "Contributing Member Additional Capital Contribution" has the meaning set forth in Section 5.3.

                  "Contribution Agreement" means that certain Contribution Agreement, dated on or about December 28, 2001, pursuant to which CSL Member agreed to contribute the Properties to, or as directed by, the Company.

                "CSL Member" means collectively, Capital Senior Living A, Inc. a Delaware corporation and Capital Senior Living Properties, Inc., a Texas corporation, or any Affiliate of the foregoing who replaces such member, or is admitted as an additional member hereunder.

                "Default Capital Contributions" has the meaning set forth in
        Section 5.3.

                  "Dissolution Event" means any event which would cause a dissolution of the Company pursuant to Section 18-801(a)(5) of the Act.

                  "Extraordinary Capital Expenditures" shall mean (i) with regard to the Villa Santa Barbara and Crowne Point Properties capital expenditures arising from uninsured casualties, latent defects in the structure of the Properties, major renovations or upgrades to the Properties and other similar extraordinary circumstances; provided that Extraordinary Capital Expenditures shall not include capital expenditures or maintenance expenses required by laws or licensure requirements in effect as of the date of this Agreement, or of a recurring and expected nature such as carpeting, painting, roof repair, HVAC repairs and replacements, boiler repairs and replacements and other similar items and (ii) with regard to the West Shores and Harrison Properties capital expenditures arising from uninsured casualties, latent defects in the structure of the Properties, major renovations or upgrades to the Properties and other similar extraordinary circumstances; provided that Extraordinary Capital Expenditures shall not include capital expenditures or maintenance expenses of a recurring and expected nature such as carpeting, painting, roof repair, HVAC repairs and replacements, boiler repairs and replacements and other similar items.
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                  "Facilities" shall mean Independent Living Facilities in the
         United States, those Assisted Living Facilities located on the same campus as an Independent Living Facility owned directly or indirectly by the Company.

                  "Fiscal Period" means each calendar quarter.

                "Fiscal Year" means the calendar year ending on December 31 of each year.

                   "Independent Living Facility" means a residential facility for seniors, which does not provide assistance or support for activities of daily living.

                  "Initial Capital Contribution" means the contributions made by Blackstone Member and by CSL Member pursuant to Section 5.1.

                  "Internal Rate of Return" means as of the date of a cash distribution of proceeds by the Company, the rate of return (calculated as provided below, taking into account the time value of money) which
         (x) the total distributions received (excluding the Acquisition Fee) and to be received by a Member represents on (y) the aggregate Capital Contributions plus (without duplication) all legal fees paid by a Member in connection with the formation of this Company and the negotiation of this Agreement, the Contribution Agreement and the Management Agreements made by such Member as of such date.

                In determining the Internal Rate of Return, the following shall apply:

                        (i) subject to the provisions of clause (ii) of this
                definition, all present value calculations are to be made as of the date such Capital Contributions were contributed or deemed contributed to the Company;

                        (ii) all Capital Contributions shall be treated as
                having been contributed to the Company on the first day of the month during which a Member's funds or property were actually delivered to the Company;

                        (iii) all distributions shall be treated as if received
                on the last day of the month in which the distribution was made;

                        (iv) all distribution amounts shall be based on the
                amount of the distribution prior to the application of any federal, state or local taxation to Members (including any withholding or deduction requirements); and

                        (v) the rates of return shall be per annum rates and all
                amounts shall be calculated on an annual basis on the basis of a twelve month year.

                  "Interests" means a Member's share of the profits and losses of the Company and a Member's right to receive distributions of Company Assets.
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                "Liquidator" has the meaning set forth in Section 7.2.

                "Management Agreements" means those Management Agreements between the Company or the Property Entities and Manager substantially in the form of the Management Agreement attached hereto as Exhibit B.

                "Manager" means Capital Senior Living, Inc., a Texas corporation.

                "Major Action" means any of the following:

                        (i) any amendment to the terms of this Agreement or the
                terms of any governing documents of any Property Entity, provided that if an amendment (i) is required by a lender and
                (ii) does not have a material adverse effect on CSL Member, such amendment shall not be a Major Action;

                        (ii) a Sale Event, provided that if a Sale Event is
                effected in accordance with Section 3.3, such Sale Event shall not be a Major Action;

                        (iii) the admission of new Members to the Company other
                than in connection with the admission of a new Member which is a replacement manager (or an Affiliate of such manager) of the Properties after a termination of the Management Agreements;

                        (iv) the hiring by the Company of a Member or Affiliate
                of Member, provided that if such hiring is on market terms such hiring shall not be a Major Action; and

                        (v) the acquisition of any additional properties other
                than the Properties.

                  "Members" means Blackstone Member, CSL Member and any other person admitted to the Company as an additional or substitute member of the Company in accordance with the provisions of this Agreement, until such time as such person ceases to be a member of the Company as provided herein.

                  "Member Nonrecourse Debt" shall have the meaning ascribed to the term "Partner Nonrecourse Debt" in Regulations section 1.704-2(b)(4).

                  "Member Nonrecourse Debt Minimum Gain" shall have the meaning ascribed to such term in Regulations section 1.704-2(i)(2).

                  "Member Nonrecourse Deductions" means any item of Company loss, deduction, or expenditure under section 705(a)(2)(B) of the Code that is attributable to a Member Nonrecourse Debt, as determined pursuant to Regulations section 1.704-2(i)(2).
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                   "Net Income (Loss)" for any Fiscal Period means the taxable income or loss of the Company for such period as determined in accordance with the accounting method used by the Company for federal income tax purposes with the following adjustments: (i) all items of income, gain, loss or deduction allocated pursuant to Section 6.5 (other than the last sentence of Section 6.5(a)) shall not be taken into account in computing such taxable income or loss; (ii) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing Net Income (Loss) shall be added to such taxable income or loss; (iii) if the Carrying Value of any asset differs from its adjusted tax basis for federal income tax purposes, any depreciation, amortization or gain resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (iv) upon an adjustment to the Carrying Value of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (v) if the Carrying Value of any asset differs from its adjusted tax basis for Federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of Net Income (Loss) shall be an amount which bears the same ratio to such Carrying Value as the Federal income tax depreciation, amortization or other recovery deductions bears to such adjusted tax basis (provided that if the Federal income tax depreciation, amortization or other cost recovery deduction is zero, the Managing Member may use any reasonable method of purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income (Loss)); and (vi) except for items in (i) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income (Loss) pursuant to this definition shall be treated as deductible items.

                  "Non-Capital Proceeds" means (x) any cash or other consideration received by the Company other than Capital Proceeds less
         (y) any such cash that is applied to the establishment of reserves and to expenses and capital expenditures of the Company; provided, however, solely for the purposes of determining whether the Blackstone Member has received the Blackstone Minimum Net Cash Flow Amount pursuant to
         Section 5.6(c) (and not for determining the Internal Rate of Return or for any other purpose), (i) the amount expended by the Company or the Property Owners in any period for Extraordinary Capital Expenditures and (ii) the amount reserved by the Company for capital expenditures or other items shall be deemed to have been distributed to the Members as Non-Capital Proceeds.

                "Non-Contributing Member" has the meaning set forth in Section 5.2.

                "Nonrecourse Deductions" shall have the meaning ascribed to such term in Regulations section 1.704-2(b)(1).

                "Organizational Expenses" means all reasonable third-party costs and expenses pertaining to the organization of the Company and the registration, qualification or exemption of the Company under any applicable federal, state or foreign laws.
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                "Permitted Transferee" means any corporation, partnership, real estate investment trust or other entity (a "Vehicle"), or any operating partnership of any Vehicle or any subsidiary of any such Vehicle or operating partnership, in each case to which a portfolio of real estate assets controlled by BREA and/or its Affiliates or CSL Member and or/its Affiliates are being contributed.

                "Proceeds" means the collective reference to Capital Proceeds and Non-Capital Proceeds.

                "Properties" means the collective reference to the two Assisted Living Facilities and the two Facilities which are combined Assisted Living Facilities and Independent Living Facilities described on Exhibit A attached hereto, and all tangible and intangible real and personal property owned by CSL Member (and being assigned to the Company or the Property Owners) and related thereto.

                "Property Entities" means the special purpose limited liability company or other entities which directly own the Properties.

                "Property Loan" means the collective reference to one or more loans made to the Property Entities and/or the Company secured by a mortgage or deed of trust or other collateral on the Properties and/or the Company's equity interests in the Property Entities, or any portion thereof, and any extension, amendment, increase, restatement and/or refinancing thereof pursuant to the terms of this Agreement.

                "Refinancing Fee" has the meaning set forth in Section 5.8(b).

                "Regulations" means the regulations promulgated under the Code.

                "ROFO Acceptance Notice" has the meaning set forth in subsection 3.3(b).

                "ROFO Closing" has the meaning set forth in subsection 3.3(b).

                "ROFO Deposit" has the meaning set forth in subsection 3.3(b).

                "ROFO Minimum Sale Price" has the meaning set forth in subsection 3.3(b).

                "ROFO Offer Period" has the meaning set forth in subsection 3.3(b).

                "ROFO Offer to Purchase" has the meaning set forth in subsection 3.3(b).

                "ROFO Outside Closing Date" has the meaning set forth in subsection 3.3(b).

                "ROFO Purchase Price" has the meaning set forth in subsection 3.3(b).

                "ROFO Rejection Notice" has the meaning set forth in subsection 3.3(b).
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                "ROFO Response Period" has the meaning set forth in subsection
        3.3(b).

                "ROFO Sale Notice" has the meaning set forth in subsection
        3.3(b).

                "ROFO Sale Period" has the meaning set forth in subsection
        3.3(b).

                "ROFO Valuation Amount" has the meaning set forth in subsection 3.3(b).

                "Sale Event" means any of the following transactions, whether in one transaction or through a series of transactions: (A) a direct or indirect sale, transfer, contribution or other disposition of all or any of the Properties or the other Company Assets; (B) a direct or indirect sale, transfer, contribution or other disposition of all or any of the direct or indirect interests in the Property Entities by the Company;
        (C) a merger, consolidation, recapitalization, reorganization, reclassification or other similar transaction involving the Company or the Property Entities; or (D) a direct or indirect sale, transfer, contribution or other distribution of the capital stock or other equity interests, including without limitation an initial public offering, of the Company or the Property Entities.

                "Sharing Percentage" means the percentage interest of a Member as set forth on Schedule A hereto, as amended from time to time in accordance herewith.

                "Tax Matters Member" shall have the meaning ascribed to such term in Section 6.2.

                "Transfer" shall have the meaning ascribed to such term in
        Section 8.1.

                 Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "person" includes individuals, partnerships, joint ventures, corporations, trusts, governments (or agencies or political subdivisions thereof) and other associations and entities. Unless the context requires otherwise, the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The term "hereunder" shall mean this entire Agreement as a whole unless reference to a specific section of this Agreement is made.

                                   ARTICLE II

                               General Provisions

                Section 2.1 Continuation. The Company is hereby continued under the provisions of the Act. Each Blackstone Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company and any amendments and/or restatements thereof (collectively, the "Certificate") and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by
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any Blackstone Member of any of the foregoing certificates and (and any amendments and/or restatements thereof) shall be sufficient.

                  Section 2.2 Members. Schedule A hereto contains the name, address and Sharing Percentage of each Member as of the date of this Agreement. Schedule A shall be revised from time to time to reflect the admission or withdrawal of a Member or the transfer or assignment of interests in the Company in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein.

                  Section 2.3 Name. The Company shall conduct its activities under the name of BRE/CSL PORTFOLIO L.L.C. Any Blackstone Member shall have the power at any time to change the name of the Company; provided, that the name shall always contain the words "Limited Liability Company" or the letters "L.L.C." Prompt notice of any such change shall be given to each Member.

                  Section 2.4 Term. The term of the Company commenced on the date of filing the certificate of formation of the Company in accordance with the Act and shall continue until December 31, 2051, unless sooner dissolved, wound up and terminated in accordance with Article VII.

                  Section 2.5 Purpose; Powers. (a) The purpose of the Company shall be (i) to consummate the transactions contemplated by the Contribution Agreement, (ii) to form, acquire, encumber, dispose of or otherwise deal with the Property Entities and to engage in any other business pertaining to the Property Entities, (iii) to manage the Property Entities and, through the Property Entities, acquire, manage, develop, operate, improve, rent, lease, encumber, dispose of or otherwise deal with the Properties and to engage in any other business pertaining to the Properties, (iv) incur indebtedness to finance or refinance the Company's acquisition of the Properties and (v) to do all things necessary or incidental to any of the foregoing.

                  (b) In furtherance of its purposes, the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, including the following:

                           (i) to invest and reinvest the cash assets of the
                  Company in money-market or other short-term investments;

                           (ii) to have and maintain one or more offices within
                  or without the State of Delaware, and, in connection therewith, to rent or acquire office space, engage personnel and compensate them and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;

                           (iii) to open, maintain and close bank accounts and
                  draw checks and other orders for the payment of moneys;
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                           (iv) to engage employees (with such titles and
                  delegated responsibilities as may be determined), accountants, consultants, auditors, custodians, investment advisers, attorneys and any and all other agents and assistants, both professional and nonprofessional, and to compensate them as may be necessary or advisable;

                           (v) to form or cause to be formed and to own one or
                  more Property Entities, whether foreign or domestic;

                           (vi) to enter into, make and perform all contracts,
                  agreements and other undertakings as may be necessary or advisable or incident to carrying out its purposes;

                           (vii) to sue, prosecute, settle or compromise all
                  claims against third parties, to compromise, settle or accept judgment of claims against the Company, and to execute all documents and make all representations, admissions and waivers in connection therewith;

                           (viii) to distribute, subject to the terms of this
                  Agreement, at any time and from time to time to Members cash or investments or other property of the Company, or any combination thereof;

                           (ix) to borrow money, and to cause Property Entities
                  to borrow money whether secured or unsecured, and to make, issue, accept, endorse and execute promissory notes, drafts, guarantees, bills of exchange and other instruments and evidences of indebtedness, all without limit as to amount, and to secure the payment thereof by mortgage, pledge, or assignment of, or security interest in, the assets then owned or thereafter acquired by the Company or any Property Entity;

                           (x) to hold, receive, mortgage, pledge, lease,
                  transfer, exchange or otherwise dispose of, grant options with respect to, and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, all property held or owned by the Company; and

                           (xi) to take such other actions necessary or
                  incidental thereto as may be permitted under applicable law.

                  Section 2.6 Place of Business. The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or such other office within the State of Delaware as directed by Blackstone Member. The Company shall maintain an office and principal place of business at 345 Park Avenue, New York, New York, 10154 or at such other place as may from time to time be determined by any Blackstone Member as the Company's principal place of business. The name and address of the Company's registered agent as of the date of this Agreement is
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The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle
County, Delaware 19801.

                                  ARTICLE III

                     Management and Operation of the Company

                  Section 3.1 Management. (a) (a) The management, control and operation of the Company and the formulation and execution of business and investment policy shall be vested exclusively in Blackstone Member, and Blackstone Member shall exercise all powers necessary and convenient for the purposes of the Company, including those enumerated in Section 2.5, on behalf and in the name of the Company and the Property Entities, in accordance with this Agreement. The day-to-day management of the Properties has been delegated to Manager pursuant to the terms of the Management Agreements. The management fee for the Properties is set forth in the Management Agreement. Notwithstanding the foregoing, the Company shall require the consent of CSL Member to take any Major Action.

                  (b) Upon the request of Blackstone Member, CSL Member shall confirm in writing the authorization of Blackstone Member to take any action, other than a Major Action, on behalf of and in the name of the Company and the Property Entities.

                  (c) Without limiting the power and authority of Blackstone Member stated above, Blackstone Member shall have the sole and absolute authority, on behalf of the Company and the Property Entities, to take all actions and enforce all remedies (including the right to terminate) under the Management Agreements.

                  (d) Any Member may call a special meeting of all Members, upon reasonable notice to the other Member, provided that such special meeting occurs not more than once per quarter. During such special meetings Members may raise and jointly discuss any issues relating to the Company in accordance with this Agreement. The foregoing restriction on the frequency of special meetings shall not limit the Company's or Blackstone Member's right to obtain all information relating to the operation and results of the Properties from CSL Member or the Manager.

                  Section 3.2 Certain Duties and Obligations of the Members. (a) Subject to the terms of this Agreement, the Members shall take all actions which may be reasonably necessary or appropriate (i) for the formation and continuation of the Company as a limited liability company under the laws of the State of Delaware and (ii) for the development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Members shall take all action which is necessary to form or qualify the Company to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification. No Member shall take any action so as to cause the Company to be classified for Federal income tax purposes as an association taxable as a corporation and not as a partnership.

                  (b) No Member shall take, or cause to be taken, any action that would result in any Members or any Affiliate of a Member having any personal liability for the obligations of the Company. In connection with the Property Loans obtained from time to time by the Company or the Property Entities, if required by a lender thereunder, Capital Senior Living Properties, Inc. (the "CSL Guarantor") and BRE/CSL Holdings L.L.C. (the "Blackstone Guarantor"; either the CSL Guarantor and the Blackstone Guarantor, individually a "Guarantor" and collectively the "Guarantors") will enter into a customary non-recourse carve out guaranty (the "Carve-out Guaranty"). Except as provided below, the CSL Guarantor and the Blackstone Guarantor shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by any such Guarantor in connection with such action, suit or proceeding) (collectively, "Losses") relating to the Carve-out Guaranty; provided, however, that any such Guarantor shall not be so indemnified for liability under the Carve-out Guaranty to the extent that such liability resulted from the acts or omissions of the party seeking indemnification or its Affiliates. The indemnification provided by the Company under this paragraph shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability on account thereof. Notwithstanding anything to the contrary stated above, (i) if the Blackstone Guarantor incurs any liability under the Carve-out Guaranty and such liability is caused by (a) acts or omissions which would constitute a default or breach under the Management Agreement or (b) any other acts or omissions of the CSL Member or its Affiliates, the CSL Members shall indemnify and hold the Blackstone Guarantor harmless from and against all if such liability and (ii) if the CSL Guarantor incurs any liability under the Carve-out Guaranty and such liability is caused by the acts or omissions of the Blackstone Member or its Affiliates, the Blackstone Members shall indemnify and hold the CSL Guarantor harmless from and against all if such liability.

                 (c) No Member shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for (a) any act performed within the scope of the authority conferred on the Members by this Agreement except for the gross negligence or willful misconduct of such Member in carrying out the obligations of such Member hereunder, (b) such Member's failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement, (c) such Member's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or (d) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith. In any threatened, pending or completed action, suit or proceeding, each Member shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by any such Member in connection with such action, suit or proceeding) by virtue of its status as Members or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence or willful misconduct of the such Member; provided, however, that any such Member shall not be so indemnified for any acts determined to be in contravention of this Agreement or in breach of its fiduciary duties. The indemnification provided by this paragraph shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability on account thereof.

                  Section 3.3 Sale Event; ROFO; CSL Call Right.(b) (a) During the period commencing on the date hereof and ending on June 13, 2005 (the "Lockout Period") the Company shall be authorized to enter into or complete a Sale Event solely with the prior written consent of all of the Members.

                  (b) After the expiration of the Lock-out Period, Blackstone Member (the "Triggering Party") may give written notice (the "ROFO Sale Notice") to CSL Member (the "Responding Party") stating that the Triggering Party desires to enter into a Sale Event with respect to one or more Properties designated in such ROFO Sale Notice (the "Relevant Properties") and a statement of intent to rely upon this Section 3.3(b). At the time of the ROFO Sale Notice, no definitive Sale Event need be proposed.

                           (i) At any time within the 30-day period (the "ROFO
                  Offer Period") after receipt of the ROFO Sale Notice, the Responding Party may give the Triggering Party a written notice (a "ROFO Offer To Purchase") which shall set forth a valuation stating (A) the aggregate dollar amount (with no reduction for the Property Loans) which the Responding Party as a third party would be willing to pay for the Relevant Properties (the "ROFO Purchase Price") including an allocation of all transaction expenses which would be paid for by the Responding Party, including, prepayment premiums and expenses if applicable ("Transaction Expenses") and (B) whether the Responding Party seeks to assume the Property Loans secured by the Relevant Properties.

                           (ii) At any time within the 30-day period (the "ROFO
                  Response Period") after receipt of the ROFO Offer To Purchase, the Triggering Party, in its discretion shall either

                                    (A) give the Responding Party written notice
                           (the "ROFO Acceptance Notice") advising the
                           Responding Party that the Triggering Party desires the Company to consummate (or to cause the applicable Property Entity to consummate) a sale of the Relevant Properties to the Responding Party, without representation or warranty of any kind other than as to the ownership of such interests, free and clear of any liens and security interests; or

                                    (B) give the Responding Party written notice
                           (the "ROFO Rejection Notice") advising the Responding Party that the Triggering Party has rejected the ROFO Offer To Purchase.

If the Triggering Party fails to give a ROFO Acceptance Notice or a ROFO Rejection Notice prior to the expiration of the ROFO Response Period, then the Triggering Party shall be deemed to have given a ROFO Rejection Notice as of the date of expiration of the ROFO Response Period.

                           (iii) If the ROFO Acceptance Notice is delivered to
                  the Responding Party, the Responding Party shall, within 30 days thereafter deliver to the Triggering Party a non-refundable deposit (the "ROFO Deposit") toward the purchase price to be paid by the Responding Party in respect thereof in an amount equal to 5% of the ROFO Purchase Price, which ROFO Deposit shall be delivered in the form of certified check or wire transfer of immediate funds.

                           (iv) Upon delivery of the ROFO Deposit to the
                  Triggering Party, the Triggering Party and the Responding Party shall diligently proceed to complete a sale (the "ROFO Closing") of the Relevant Properties within 60 days of such required delivery, unless a longer period is required for licensure requirements, which period shall not exceed 120 days from the delivery of the ROFO Deposit (the "ROFO Outside Closing Date") at an amount equal to the ROFO Purchase Price. The ROFO Deposit shall be credited toward the ROFO Purchase Price. The ROFO Closing shall take place at a location in New York City as designated by Blackstone Member. At the ROFO Closing, the Company, the appropriate Property Entities, and/or the Triggering Party, as applicable, shall execute and deliver to Responding Party the assignments of interest, instruments of conveyance, and other instruments as the Responding Party may reasonably require, to give it title to the Relevant Properties or the respective Property Entities. The Responding Party may elect to retain any Property Loan secured by the Relevant Properties provided that (i) the Triggering Party is released, if necessary, from any liability in connection with such assumed Property Loan; (ii) the Responding Party stated its intention to retain such Property Loan in the ROFO Offer to Purchase; and (iii) the terms of such Property Loan permit, or the holder of such Property Loan permits, such assumption.

                           (v) If the ROFO Rejection Notice is delivered or
                  deemed delivered to the Responding Party, the Triggering Party shall have the right, on behalf of the Company and the Members, for a period ("ROFO Sale Period") of 120 days after the date on which the ROFO Rejection Notice was received by the Responding Party, to (A) cause a Sale Event with respect to the Relevant Properties to be consummated for a purchase price which provides to the Company Capital Proceeds equal to more than the Capital Proceeds that would have resulted from a sale to the Responding Party pursuant to the ROFO Offer to

                  Purchase (the "ROFO Minimum Sale Price") and on such other non-economic terms as the Triggering Party may determine; (B) cause a Sale Event with respect to the Relevant Properties to be consummated with the Responding Party, if still agreeable to the Responding Party at that time, for the ROFO Purchase Price (with Transaction Expenses being allocated as stated in the ROFO Offer to Purchase), or (C) withdraw the ROFO Sale Notice. If the Triggering Party desires at any time during the ROFO Sale Period to cause a Sale Event with respect to the Relevant Properties to be consummated for a purchase price which is less than the ROFO Minimum Sale Price, or desires to cause a Sale Event with respect to the Relevant Properties to be consummated at any time after the end of the ROFO Sale Period, the provisions of this Section 3.3(b) shall be repeated.

                           (vi) If (A) the Responding Party fails to send a ROFO
                  Offer To Purchase within the ROFO Offer Period or (B) if the Responding Party fails to deliver the ROFO Deposit to the Triggering Party within the specified period or fails to close upon the purchase (the circumstances described in (A) and (B) above, each being a "ROFO Default"), then the Responding Party shall be deemed to have waived its right of first offer with respect to the ROFO Sale Notice and shall, within five Business Days of request by the Triggering Party, deliver a certificate confirming such waiver (provided, however, that failure by the Responding Party to deliver such certificate shall not negate such waiver).

                           (vii) If a ROFO Default shall occur, CSL Member shall
                  not have any further rights under this Section 3.3(b) and Blackstone Member may cause a Sale Event without the approval or other rights of CSL Members and such Sale Event shall not constitute a Major Action.

                (c) (i) At any time after the Lock-out Period, CSL Member may give written notice (the "CSL Call Notice") to Blackstone Member stating that CSL Member desires to purchase the interests of Blackstone Member and stating its intention to rely upon the provisions of this Section 3.3(c). The CSL Call Notice shall state (A) an aggregate dollar amount CSL Member would be willing to pay for all the assets of the Company (the "CSL Valuation Amount") including an allocation of all Transaction Expenses which would be paid for by CSL Member, and (B) whether CSL Member seeks to assume the Property Loans. The CSL Valuation Amount (and taking into account the allocation of Transaction Expenses) shall not be less than that required to provide Blackstone Member with a 21% Internal Rate of Return.


                           (ii) At any time within the 30-day period (the "CSL
                  Call Offer Period") after receipt of the CSL Call Notice, Blackstone Member, in its sole discretion shall either:

                                    (A) give CSL Member written notice (the "CSL
                           Acceptance Notice") advising CSL Member that
                           Blackstone Member desires to consummate a sale of Blackstone Member's interest in the Company to CSL Member for the amount Blackstone Member would have been entitled to receive if a Call Deemed Liquidation occurred (the "CSL Purchase Price"); or

                                    (B) give CSL Member written notice (the "CSL
                           Rejection Notice") (1) advising CSL Member that Blackstone Member desires to acquire CSL Member's interest in the Company for a purchase price equal to the amount that CSL Member would have been entitled to receive if a Call Deemed Liquidation occurred (the "CSL Sale Price").

                           (iii) If the CSL Acceptance Notice is delivered to
                  CSL Member, CSL Member shall, within 30 days thereafter deliver to Blackstone Member a non-refundable deposit toward the purchase price to be paid by CSL Member in respect thereof in an amount equal to 10% of the CSL Purchase Price (the "CSL Purchase Deposit"), which CSL Purchase Deposit shall be delivered in the form of certified check or wire transfer of immediate funds. Upon delivery of the CSL Purchase Deposit, Blackstone Member and CSL Member shall diligently proceed to complete a sale (the "CSL Closing") of Blackstone Member's interest in the Company within 60 days of such required delivery at the CSL Purchase Price. The sale of Blackstone Member's interest in the Company shall be without any representations or warranties, except as to the ownership of such interests, free and clear of any liens and security interests. The CSL Purchase Deposit shall be credited toward the CSL Purchase Price. The CSL Closing shall take place at a location in New York City as designated by Blackstone Member. At the CSL Closing, the Company and Blackstone Member, shall execute and deliver to CSL Member the assignments of interest, instruments of conveyance, and other instruments as CSL Member may reasonably require, to give it title to all of Blackstone Member's right, title and interest in and to the Company and of the Company's right, title and interest in and to the Property Entities. CSL Member may elect to retain any Property Loan provided that (A) Blackstone Member is released or indemnified by CSL Member (provided that the creditworthiness of CSL Member is reasonably acceptable to Blackstone Member), if necessary, from any liability in connection with such assumed Property Loan, (B) CSL Member stated its intention to retain such Property Loan in the CSL Call Notice, and (C) the terms of such Property Loan permit or the holder of such loan permits such an assumption.

                           (iv) If the CSL Rejection Notice is delivered to CSL
                  Member, Blackstone Member shall deliver to CSL Member a deposit equal to 10% of the CSL Sale Price (the "Blackstone Deposit") which Blackstone Deposit shall be delivered in the form of certified check or wire transfer of immediate funds. Upon delivery of the Blackstone Deposit, Blackstone Member and CSL Member shall diligently proceed to complete a sale (the "CSL Closing") of CSL Member's interest in the Company within

                  60 days of thereof at the CSL Sale Price. The Blackstone Deposit shall be credited toward the CSL Sale Price. The sale of CSL Member's interest in the Company shall be without any representations or warranties except as to the ownership of such interests, free and clear of any liens and security interests. The CSL Closing shall take place at a location in New York City as designated by Blackstone Member. At the CSL Closing, the Company and CSL Member, shall execute and deliver to CSL Member the assignments of interest, instruments of conveyance, and other instruments as Blackstone Member may reasonably require, to give them title to all of CSL Member's right, title and interest in and to the Company, and of the Company's right, title and interest in and to the Property Entities. Blackstone Member may elect to retain any Property Loan provided that (A) CSL Member is released or indemnified by Blackstone member, if necessary, from any liability in connection with such assumed Property Loan and (B) and the terms of such Property Loan permit, or the holder of such loan permits such an assumption.

                  (d) Blackstone Member and CSL Member, shall pay their own legal fees in connection with any sale of Interests or interests in one of the Property Entities to the other Member(s) pursuant to this Section 3.3. All transfer, stamp and recording taxes in connection with any such sale shall be paid as specified in the CSL Call Notice.

                  (e) Remedies available for breach of obligations under Section
3.3 shall be, except as specified in Section 3.3(g), limited to the retention of the Blackstone Deposit or the CSL Deposit, as the case may be, as liquidated damages.

                  (f) Time is of the essence with respect to each and every time period set forth in the Section 3.3.

                  (g) If after delivering a CSL Call Notice, CSL Member defaults in any of its obligations set forth above, CSL Member shall thereafter have no further right to deliver a CSL Call Notice or to otherwise invoke the provisions of Section 3.3(c).


                                   ARTICLE IV

                           Other Activities Permitted

                  Except as expressly provided hereunder, this Agreement shall not be construed in any manner to preclude any Member or any of its Affiliates from engaging in any activity whatsoever permitted by applicable law (whether or not such activity might compete, or constitute a conflict of interest, with the Company), including, without limitation, the provision of financial or investment advisory services to any person, managing investments or receiving compensation or profit from any of the foregoing.

                                   ARTICLE V

                      Capital Contributions; Distributions

                  Section 5.1 Initial Capital Contributions. In accordance with the Contribution Agreement Capital Senior Living A, Inc. contributed the Properties to the Company and Blackstone Member contributed cash to the Company in the amount set forth as the Cash Contribution in the Contribution Agreement (the "Initial Capital Contributions").

                  Section 5.2 Subsequent Fundings. (a) In addition to the Initial Capital Contributions set forth in Section 5.1, in the event it is determined by Blackstone Member that funds in excess of the Initial Capital Contributions, are required (i) in connection with any of the purposes set forth in Section 2.5, (ii) to pay for fees, costs or expenses payable by the Company pursuant to this Agreement or (iii) otherwise to meet the Company's then existing obligations and, in each case, funds are not otherwise available from Company revenues, within 10 Business Days after notice from Blackstone Member, each of the Members shall make further Capital Contributions pro rata in accordance with their respective Sharing Percentages, which amounts shall be set forth in the books and records of the Company.

                  (b) No Member shall be required to make a Capital Contribution except as provided in this Article V. No Member shall have any obligation to restore any negative balance in the Member's Capital Account upon liquidation of the Company or the liquidation of a Member's interest in the Company. No Member shall be entitled to withdraw all or any part of its Capital Contributions except as expressly provided in this Agreement. No interest shall be payable by the Company on the Capital Contributions of any Member except as otherwise provided herein. In no event shall any Member be entitled to demand any property from the Company other than cash.

                  Section 5.3 Member Loans for Failure to Fund Capital Contribution. If any Member shall fail to timely make a Capital Contribution required pursuant to paragraph (a) of Section 5.2 (such Member is hereinafter referred to as a "Non-Contributing Member") and such default is not cured within 10 Business Days of the written due date for such Capital Contribution, then any other Member (a "Contributing Member") may fund all or part of such Capital Contribution and, unless the Contributing Member otherwise elected the remedy of the dilution of such Non-Contributing Member's Interest in the Company, as set forth in Section 5.4 below, any amounts funded by a Contributing Member on behalf of a Non-Contributing Member shall be made directly to the Company but shall be treated as (i) a non-recourse demand loan (except to the extent of the Non-Contributing Member's interest in the Company) made by the Contributing Member to the Non-Contributing Member (bearing interest at a rate of 18% per annum, but in no event in excess of the maximum rate permitted by applicable law), in each case with interest compounding annually, followed by (ii) a Capital Contribution (a "Default Capital Contribution") by such Non-Contributing Member to the Company. Any such non-recourse loan shall be repaid directly by the Company on behalf of the Non-Contributing Member to the Contributing Member only from Non-Capital Proceeds and Capital Proceeds otherwise distributable to the Non-Contributing Member. Amounts paid directly by the Company to the Contributing Member on account of the loan shall be deemed distributions to the Non-Contributing Member. Any Non-Capital Proceeds and Capital Proceeds used to repay such loan shall be applied first to interest on and then to principal of such loan.

                  Section 5.4 Dilution for Failure to Fund Capital. (a) If a Non-Contributing Member fails to contribute any amounts required to be contributed pursuant to paragraph (a) of Section 5.2 above as and when required to be contributed and such funds are contributed to the Company by a Contributing Member, the Non-Contributing Member's Sharing Percentage shall be, if the Contributing Member elects to apply the provisions of this Section in lieu of the loan mechanism provided in Section 5.3, adjusted pursuant to Section 5.4(b) below as of the day on which the Contributing Member contributes such funds. In such an event the contribution of such funds shall be treated as a Capital Contribution to the Company by the Contributing Member.

                  (b) The Sharing Percentage of a Non-Contributing Member may be reduced (but not below zero and subject to any restrictions in a Property Loan), upon the election described in paragraph (a) above, by an amount equal to the product of (i) 1.5 times (ii) a fraction expressed as a percentage, (A) the numerator of which is the amount of the Capital Contribution which such Non-Contributing Member fails to contribute and (B) the denominator of which is the aggregate of the Capital Contributions made or to be made by the Members up to and including such time, including the Capital Contribution which such Non-Contributing Member fails to make. The Sharing Percentage of the Contributing Member shall be increased by the amount of the reduction in the Sharing Percentage of the Non-Contributing Member. In the event of an adjustment of the Sharing Percentages as a result of this Section 5.4(b), the Capital Accounts of the Members shall be readjusted such that the total capital of the Company is allocated amongst the Members in accordance with their Sharing Percentages, as so adjusted under this Section 5.4(b).

                  Section 5.5 Distributions Generally . (a) The principal amount of the Initial Financing and the Initial Capital Contribution of Blackstone Member shall be applied by the Company first, to repay in full the principal amount, accrued interest and other amounts in respect of any financing that the Company or any Property Owner is taking subject to pursuant to the Contribution Agreement (the "Existing Financing"), second, to pay for Transaction Expenses (as defined in the Contribution Agreement), third to fund reserves required by the lender under the Initial Financing and the balance shall be distributed to CSL Member. CSL Member represents that the outstanding principal balance plus all accrued interest on the Existing Financing is approximately $29,000,000. Except as otherwise specifically required by this Section 5.5 and except as otherwise provided in Sections 5.6(c) and 5.6(d), distributions shall be made in such amounts and at such times as determined by Blackstone Member from time to time. Capital Proceeds (other than distributions of Capital Proceeds in connection with the sale of all of the assets of the Company) shall be distributed as soon as practicable but in any event within 45 days after the date that such Proceeds are received by the Company. Non-Capital Proceeds shall be distributed at such times and intervals as determined by Blackstone Member, but in no event later than 30 days after the end of each calendar quarter. The Company shall make such distributions in cash among the Members in accordance with this Article V.

                  Section 5.6 (a) Distribution of Proceeds. Distribution of Non-Capital Proceeds shall be made to the Members in accordance with their Sharing Percentages. Distributions of Capital Proceeds (other than in connection with the liquidation of the Company which shall be governed by Section 7.3) shall be made to the Members as follows:

                           (i) to the Members in accordance with their Sharing
                  Percentages until the Members shall have received a 20% Internal Rate of Return;

                           (ii) thereafter, 80% to the Members in accordance
                  with their Sharing Percentages and 20% to CSL Member, until Blackstone Member shall have received a 25% Internal Rate of Return;

                           (iii) thereafter, 75% to the Members in accordance
                  with their Sharing Percentages and 25% to CSL Member.

                  (b) Cash Flow Support. (i) Notwithstanding anything to the contrary set forth in this Agreement, in the event that Blackstone Member's allocable share of Non-Capital Proceeds from the Properties for any Fiscal Year shown on Schedule 5.6(b), computed on a quarterly basis, is less than the amount set forth under the caption "Minimum Cash Flow" on Schedule 5.6(b) attached hereto for such quarter (the "Blackstone Minimum Net Cash Flow Amount"), Non-Capital Proceeds otherwise distributable to CSL Member with respect to the Properties and the management fees in excess of a 2.5% of revenues otherwise payable to the Manager under the Management Agreements with respect to the Properties ("CSL Properties Available Cash Flow") shall instead be paid quarterly to Blackstone Member until Blackstone Member has received the Blackstone Minimum Net Cash Flow Amount for such quarter. Blackstone Member shall have the sole authority on behalf of the Company to make such payments to Blackstone Member. Shortfalls of the Blackstone Minimum Net Cash Flow Amount shall accrue at an interest rate per annum of 18% per annum and be payable out of CSL Properties Available Cash Flow in future periods.

                  (ii) If (a) CSL has in any period paid to Blackstone Member a shortfall of the Blackstone Minimum Net Cash Flow Amount, and (b) in any subsequent period, Blackstone Member's allocable share of Non-Capital Proceeds from the Properties is greater than (x) the Blackstone Minimum Net Cash Flow Amount for such future period plus (y) any accrued shortfall (included accrued interest thereon) of the Blackstone Minimum Net Cash Flow Amount payable by the CSL Member for prior periods, then such excess of Non-Capital Proceeds otherwise distributable to Blackstone Member with respect to the Properties shall instead be paid quarterly to CSL Member until CSL Member shall have received an amount equal to the total amount of CSL Properties Available Cash Flow theretofore paid to Blackstone Member pursuant to Section 5 6(c)(i) (the "CSL Cash Flow Support Amount"). In the event that the CSL Cash Flow Support Amount has not been repaid to CSL, then upon a Sale Event relating to any of the Properties the Capital

Proceeds therefrom in excess of the Minimum Capital Proceeds Amount (as hereinafter defined) shall be payable to CSL Member to the extent of any outstanding CSL Cash Flow Support Amount.

                  (c) Capital Proceeds Support. After a Sale Event related to all of the remaining Properties owned directly or indirectly by the Company, if the aggregate Capital Proceeds received by the Company attributable to such Sale Event is less than the amount necessary for the Blackstone Member to achieve an 18% Internal Rate of Return (the "Minimum Capital Proceeds Amount"), notwithstanding anything to the contrary set forth in this Agreement, Capital Proceeds attributable to such Sale Event and otherwise distributable to CSL Member shall be paid to Blackstone Member until Blackstone Member has received Capital Proceeds that would result in an 18% Internal Rate of Return to Blackstone Member. If a Sale Event is consummated for less than all of the remaining Properties owned directly or indirectly by the Company, Blackstone Member shall have the right to cause the Capital Proceeds otherwise distributable to CSL Member from such Sale Event (less the portion of such Capital Proceeds necessary to pay income taxes payable by CSL Member on such Sale Event) to be deposited into an account controlled by Blackstone Member (the "Support Escrow"). The Support Escrow, together with the Capital Proceeds allocable to CSL Member from a Sale Event relating to the remaining Properties, shall be first used to pay the Minimum Capital Proceeds Amount to Blackstone Member, with any excess being paid to CSL Member.

                  Section 5.7 Restricted Payments. Notwithstanding any provisions to the contrary in this Agreement, the Company shall not make a distribution if such distribution would violate the Act.

                  Section 5.8 Reimbursement of Expenses; Acquisition Fee. (a) Promptly after the date of this Agreement, the Company, to the extent it does not pay such costs and expenses directly, will reimburse Blackstone Member for all third-party out-of-pocket costs and expenses incurred prior to the execution of this Agreement in connection with the pursuit of the acquisition of the Properties, and will reimburse CSL Member for the $32,000 lender application fee and deposit made for the contemplated initial financing of the Properties, provided however that Blackstone Member and CSL Member shall each be responsible for their own attorney's fees and expenses in connection with the formation of the Company.

                  (b) The Company shall pay to the Members (or a designee of a Member) in connection with the refinancing of the Properties a fee in an aggregate amount equal to 1% of the Agreed Value (as defined in the Contribution Agreement) of the Properties (the "Refinancing Fee"), which Refinancing Fee shall be shared by the Members in accordance with the Sharing Percentages of the Members.

                  (c) Each of the Members shall be responsible for its own formation and organizational expenses with respect to the entities constituting each of the Members.

                                   ARTICLE VI

          Books and Reports; Tax Matters; Capital Accounts; Allocations

                  Section 6.1 General Accounting Matters. (a) Allocations of Net Income (Loss) pursuant to Section 6.4 shall be made by or under the direction of Blackstone Member at the end of each Fiscal Period.

                  (b) Each Member shall be supplied with the Company information necessary to enable such Member to prepare in a timely manner its Federal, state and local income tax returns and such other financial or other statements and reports.

                  (c) Blackstone Member shall keep or cause to be kept books and records pertaining to the Company's business showing all of its assets and liabilities, receipts and disbursements, realized profits and losses, Members' Capital Accounts and all transactions entered into by the Company. Such books and records of the Company shall be kept at the office of the Company and the Members and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same. The Company's books of account shall be kept on an accrual basis and otherwise in accordance with generally accepted accounting principles, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles.

                  (d) All determinations, valuations and other matters of judgment required to be made for accounting and tax purposes under this Agreement shall be made by or under the direction of the Blackstone and shall be conclusive and binding on all Members, former Members, their successors or legal representatives and any other person except for computational errors or fraud, and to the fullest extent permitted by law no such person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto except for computational errors or fraud. The foregoing shall not limit the right of CSL Member to dispute in good faith the amount of the distributions due to CSL Member calculated by Blackstone Member.

                  (e) If approved by Blackstone Member or CSL Member, the books of the Company shall be examined, certified and audited as of the end of a Fiscal Year, by a recognized firm of independent certified public accountants. For each Fiscal Year of the Company that Blackstone Member or CSL Members have so approved an audit, such accountants shall determine and prepare full financial statements, including, without limitation, a balance sheet, an income statement, a statement of changes in financial position and a statement of the Non-Capital Proceeds and Capital Proceeds of the Company. The Tax Matters Member shall promptly upon receipt of any such financial statements transmit copies thereof to each Member, together with the report and management letter of such accountants covering the results of such audit. The cost of all audits and reports provided to the Members pursuant to this Section shall be an expense of the Company.

                  Section 6.2 Certain Tax Matters.

                  The taxable year of the Company shall be the same as its Fiscal Year. The Tax Matters Member shall cause to be prepared all Federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed. The Tax Matters Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Tax Matters Member shall make the election provided for in Section 754 of the Code, if, and only if the Member who or which has acquired an interest in the Company or a distribution of Company property with respect to which the election is made will have provided to the Tax Matters Member concurrently, or within 30 days after the Transfer of such interest, its undertaking to the effect that it, and its successors in interest hereunder, will reimburse the Company annually for its additional administrative costs incurred by reason of such election as determined by the auditor of the Company. The Tax Matters Member shall also make the election to amortize Organizational Expenses pursuant to Code Section 709 and the regulation promulgated thereunder. In addition, Blackstone Member may cause the Company to make or refrain from making any and all other elections permitted by the tax laws of the United States, the several states and other relevant jurisdictions. The "tax matters partner" for purposes of Section 6231(a)(7) of the Code (the "Tax Matters Member") shall be BREH. The Tax Matters Member shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code with respect to the Company.

                  Section 6.3 Capital Accounts. There shall be established for each Member on the books of the Company as of the date hereof, or such later date on which such Member is admitted to the Company, a capital account (each being a "Capital Account"). Each Capital Contribution shall be credited to the Capital Account of such Member on the date such contribution of capital is paid to the Company. In addition, each Member's Capital Account shall be (a) credited with (i) such Member's allocable share of any Net Income of the Company, (ii) any items in the nature of income or gain that are specially allocated to such Member under Section 6.5 and (iii) the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member, (b) debited with (i) distributions to such Member of cash or the fair market value of other property, (ii) such Member's allocable share of Net Loss of the Company and expenditures of the Company described or treated under
Section 704(b) as described in Section 705(a)(2)(B) of the Code, (iii) any items in the nature of deduction or loss that are specially allocated to the Member under Section 6.5 and (c) otherwise maintained in accordance with the provisions of the Code. Any other item which is required to be reflected in a Member's Capital Account under Section 704(b) of the Code or otherwise under this Agreement shall be so reflected. Capital Accounts shall be appropriately adjusted to reflect transfers of part (but not all) of a Member's interest in the Company. Interest shall not be payable on Capital Account balances. Notwithstanding anything to the contrary contained in this Agreement, the

Company shall maintain the Capital Accounts of the Members in accordance with the principles and requirements set forth in section 704(b) of the Code and Regulations section 1.704-1(b)(2)(iv).

                  Section 6.4 Allocations.

Net Income of the Company shall be allocated to the Members having Adjusted Capital Account Deficits. Any remaining Net Income and all Net Loss shall be allocated among the Members so as to produce Capital Accounts for each Member equal to (i) the distributions that would be made to such Member in accordance with distributions of Capital Proceeds under Section 5.6 (without regard to the parenthetical in Section 5.6(a)) if the Company was dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities (including liabilities allocated to the Company from an entity treated as a partnership for U.S. federal income tax purposes in which the Company was a Member) were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with distributions of Capital Proceeds under Section 5.6 (without regard to the parenthetical in Section 5.6(a))to the Members immediately after making such allocation, minus
(ii) such Member's share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, if an allocation of Net Loss to the Members is in excess of amounts of Net Income previously allocated to the Members in a ratio other than their Sharing Percentages, then such allocation of Net Loss shall instead be made to the Members in accordance with their respective Sharing Percentages. This provision is intended to comply with the "fractions rule" and "substantial economic effect" rules described in section 514(c)(9)(E) of the Code and notwithstanding anything to the contrary in this Agreement, Net Income
(Loss) and any items described in Section 6.5 shall be allocated among the Members only to the extent such allocation would not violate such rules.

                  Section 6.5 Special Allocations.(a) (a) Notwithstanding the provisions of Section 6.4, net income, net gain, and net loss of the Company (or items of income, gain, loss, deduction, or credit, as the case may be) shall be allocated in accordance with the following provisions of this Section 6.5 to the extent such provisions shall be applicable. If any Member unexpectedly receives any adjustments, allocations or distributions described in paragraphs
(b)(2)(ii)(d)(4), (5) or (6) of Section 1.704-1 of the regulations under the Code, there shall be specially allocated to such Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible that portion of any deficit in its Capital Account caused or increased by such adjustments, allocations or distributions. To the extent permitted by the Code and the regulations thereunder, any special allocations of items of income or gain pursuant to this Section 6.5(a) shall be taken into account in computing subsequent allocations of Net Income (Loss) pursuant to this Section 6.5(a) so that the net amount of any items so allocated and the subsequent allocations of Net Income (Loss) to the Members pursuant to this
Section 6.5(a) shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Member pursuant to the provisions of this
Section 6.5(a) if such unexpected adjustments, allocations or distributions had not occurred.

                  (b) Nonrecourse Deductions of the Company for any Fiscal Year shall be specially allocated to the Members in the same proportion as Net Income or Net Loss is allocated for such Fiscal Year. Member Nonrecourse Deductions of the Company for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss for the liability in question. The provisions of this Section 6.5(b) are intended to satisfy the requirements of Regulations sections 1.704-2(e)(2) and 1.704-2(i)(1) and shall be interpreted in accordance therewith for all purposes under this Agreement.

                  (c) If there is a net decrease in the Minimum Gain of the Company during any Company Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year equal to that Member's share of the net decrease in Minimum Gain, within the meaning of Regulations section 1.704-2(g)(2). The provisions of this Section 6.5(c) are intended to comply with the Minimum Gain chargeback requirements of Regulations section 1.704-2(f) and shall be interpreted in accordance therewith for all purposes under this Agreement.

                  (d) If there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such partner Nonrecourse Debt Minimum Gain, determined in accordance with Regulations section 1.704-2(i)(5), as of the beginning of such year shall be specially allocated items of Company income and gain for such year (and, if necessary, for succeeding years) equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain. The provisions of this Section 6.5(d) are intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirement of Regulations section 1.704-2(i)(4) and shall be interpreted in accordance therewith for all purposes under this Agreement.

                  (e) All items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members for Federal, state and local income tax purposes consistent with the manner that the corresponding constituent items of Net Income (Loss) shall be allocated among the Members pursuant to this Agreement, except as may otherwise be provided herein or by the Code. To the extent Treasury Regulations promulgated pursuant to Subchapter K of the Code (including under Sections 704(b) and (c) of the Code) require allocations for tax purposes that differ from the foregoing allocations, the Tax Matters Member shall determine the manner in which such tax allocations shall be made so as to comply more fully with such Treasury Regulations or other applicable law and, at the same time to the extent reasonably possible, preserve the economic relationships among the Members as set forth in this Agreement.


                                  ARTICLE VII

                                   Dissolution

                  Section 7.1 Dissolution. The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:

                  (a) December 31, 2051;

                  (b) the occurrence of a Dissolution Event;

                  (c) if all of the Company Assets are sold or otherwise disposed of; or

                  (d) if all Members agree to dissolve the Company.

                  If an event described in Section 18-801(b) of the Act shall occur, the unanimous vote of all of the Members shall be required to dissolve the Company.

                  Section 7.2 Winding-up. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated or, in the event of a Dissolution Event, by such liquidating trustee as may be approved by Blackstone Member (the remaining Members or such liquidating trustee, as the case may be, being hereinafter referred to as the "Liquidator"). The Liquidator shall use its best efforts to reduce to cash and cash equivalent items such assets of the Company as the Liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations.

                  Section 7.3 Final Distribution. Within 90 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:

                  (a) to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

                  (b) to pay all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor;

                  (c) to establish reserves to meet other liabilities of the Company; and

                  (d) to pay, in accordance with the provisions of this Agreement applicable to any loans from a Member to a Company or in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Company that are Members, either by the payment thereof or the making of reasonable provision therefor.

The remaining assets of the Company shall be applied and distributed in accordance with the positive balances of the Members' Capital Accounts, as determined after taking into account all adjustments to Capital Accounts for the Company taxable year during which the liquidation occurs.

                                  ARTICLE VIII

             Transfer of Member's Interests; Rights of First Refusal

Section 8.1 Restrictions on Transfer of Company Interests. (a) Subject to
Section 3.3 hereof, no Member may, directly or indirectly, assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any part of its interest in the Company (any assignment, sale, exchange, transfer, pledge, hypothecation or other disposition of an interest in the Company being herein collectively called a "Transfer") to any person, other than in accordance with paragraph (b) below.

                  (b) Blackstone Member may Transfer all or part of their respective interest in the Company (i) (A) to any Person provided that after giving effect to such Transfer, BREA continues to control the Company, (B) to an Affiliate of BREA, or (C) to a Permitted Transferee, in each case without obtaining the prior consent of CSL Member or (ii) to any other person to the extent such Transfer does not comply with clause (i) upon obtaining the prior consent of CSL Member. CSL Member may Transfer all or part of its interest in the Company (i) to a CSL Member Affiliate, (ii) to a Permitted Transferee, in the case of either (i) or (ii) without obtaining the prior consent of Blackstone Member or (iii) to any other person upon obtaining the prior consent of Blackstone Member. Upon any Transfer of a Member's interest in accordance with this subsection, the person (the "Transferee") to whom the Member's interest was Transferred shall be admitted as a Member upon the Transferee's written acceptance and adoption of all of the terms and provisions of this Agreement.

                  Section 8.2 Other Transfer Provisions. (a) Any purported Transfer by a Member of all or any part of its interest in the Company in violation of this Article VIII shall be null and void and of no force or effect.

                  (b) Except as provided in this Article VIII, no Member shall have the right to withdraw from the Company prior to its termination and no additional Member may be admitted to the Company unless approved by Blackstone Member and CSL Member. In no event shall this cause a dilution of the interest of CSL Member. Notwithstanding any provision of this Agreement to the contrary, a Member may not Transfer all or any part of its interest in the Company if such Transfer would jeopardize the status of the Company as a partnership for federal income tax purposes, or would violate, or would cause the Company to violate, any applicable law or regulation, including any applicable federal or state securities laws or financing covenant.

                  (c) Concurrently with the admission of any substitute or additional Member, the Members shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a substitute Member in place of the Member transferring its interest, or the admission of an additional Member, all at the expense, including payment of any professional and filing fees incurred, of such substituted or additional Member. The admission of any person as a substitute or additional Member shall be conditioned upon such person's written acceptance and adoption of all the terms and provisions of this Agreement.

                  (d) If any interest in the Company is Transferred during any accounting period in compliance with the provisions of this Article VIII, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Tax Matters Member. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize a Transfer on the date that the Tax Matters Member receives notice of the Transfer which complies with this Article VIII from the Member transferring its interest.


                                   ARTICLE IX

                                  Miscellaneous

                  Section 9.1 Equitable Relief. The Members hereby confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section 9.1 to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Member from any other remedy it or he might have, either in law or in equity.

                  Section 9.2 Ownership and Use of Names. Rights to the name "Blackstone" shall belong solely to Blackstone Member and rights to the name "Capital Senior Living" shall belong solely to CSL Member. The ownership of, and the right to use, sell or otherwise dispose of, the name, "BRE/CSL PORTFOLIO L.L.C." or any abbreviation or modification thereof, shall belong to the Company. The Members each agree to take all actions and to approve, execute and file any document or instrument to protect the rights of the Company to the name "BRE/CSL PORTFOLIO L.L.C.".

                  Section 9.3 Officers. The Company may employ and retain persons as may be necessary or appropriate for the conduct of the Company's business, including employees and agents who may be designated as officers with titles, including, but not limited to, "chairman," "chief executive officer," "president," "vice president," "treasurer," "secretary," "director" and "chief financial officer," as and to the extent authorized by the Members and with such powers as authorized by the Members.

                  Section 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, the Company is formed pursuant to the Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

                  Section 9.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

                  Section 9.6 Access; Confidentiality. By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member of the Company
(i) not to issue any press release or advertisement or take any similar action concerning the Company's business or affairs without first obtaining the approval of the other Members which shall not be unreasonably withheld, (ii) not to publicize detailed financial information concerning the Company and (iii) not to disclose the Company's affairs generally without using reasonable efforts to consult with the other Members prior to such disclosure; provided, however, the foregoing shall not restrict any Member from disclosing information concerning such Member's investment in the Company to its officers, directors, employees, agents, legal counsel, accountants, other professional advisors, limited partners, members and Affiliates, or to prospective or existing investors of such Member or its Affiliates or to prospective or existing lenders to such Member or its Affiliates with reasonable approval of the other Member or as required by SEC regulations or as required by court action. The provisions of this Section 9.6 shall survive the termination of the Company.

                  Section 9.7 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing unless otherwise required herein or requested by the receiving Member. If in writing, such notice shall be given to any Member at its address or facsimile number shown in the Company's books and records (including Schedule A hereto). Each such notice shall be effective (i) if given by facsimile, upon oral confirmation of receipt,
(ii) if given by mail, on the fourth day after deposit in the mails (certified or registered return receipt requested) addressed as aforesaid, (iii) if given by a nationally-recognized overnight courier, when delivered to the address of such Member as aforesaid, and (iv) if given by any other means, when delivered to and receipted for at the address of such Member specified as aforesaid.

                  Section 9.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

                  Section 9.9 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof.

                  Section 9.10 Amendments. Any amendment to this Agreement shall be effective only if such amendment is evidenced by a written instrument duly executed; provided, however, no such amendment shall be effective or binding against a Member unless executed by such Member if such amendment materially and adversely affects such Member in a specific manner separate and distinct from the amendment's treatment of other Members; and further, provided, however, if a Member's Sharing Percentage has been reduced to 0%, then any amendment to this Agreement shall not be required to be executed and delivered by such Member in order to be effective.

                  Section 9.11 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

                  Section 9.12 Representations and Warranties. Each Member represents, warrants and covenants to each other Member and to the Company that:

                  (a) such Member, if not a natural person, is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to conduct its business to the extent contemplated in this Agreement;

                  (b) this Agreement has been duly authorized, executed and delivered by such Member and constitutes the valid and legally binding agreement of such Member enforceable in accordance with its terms against such Member except as enforceability hereof may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors' rights generally and by general equitable principles;

                  (c) the execution and delivery of this Agreement by such Member and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such Member is a party or by which it is bound or to which its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member is subject;

                  (d) such Member is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which the properties of it are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect such Member's ability to carry out its obligations under this Agreement;

                  (e) there is no litigation, investigation or other proceeding pending or, to the knowledge of such Member, threatened against such Member or any of its Affiliates which, if adversely determined, would materially adversely affect such Member's ability to carry out its obligations under this Agreement;

                  (f) no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Member is required for the execution and delivery of this Agreement by such Member and the performance of its obligations and duties hereunder.

                  IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

                                    Blackstone Member:



                                    BRE/CSL HOLDINGS L.L.C.



                                    By:_______________________________
                                    Name:   Stavros Galiotos
                                    Title:  Managing Director


                                    CSL Member:

                                    CAPITAL SENIOR LIVING A, INC.

                                    By:_______________________________
                                    Name:
                                    Title:

                                    CAPITAL SENIOR LIVING PROPERTIES, INC.


                                    By:_______________________________
                                    Name:
                                    Title: